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               [LETTERHEAD OF KUMMER KAEMPFER BONNER & RENSHAW]


                               October 14, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Pennaco Energy, Inc.
          Registration Statement on Form S-1
          4,025,000 Shares of Common Stock, $.001 Par Value

Ladies and Gentlemen:

     As special outside counsel to Pennaco Energy, Inc., a Nevada corporation (the "Company"), we are rendering this opinion in connection with the registration by the Company of 1,250,000 shares (the "Selling Stockholder Shares") of the Company's common stock, $.001 par value ("Common Stock"), on behalf of a selling stockholder and 2,775,000 shares (the "New Shares") of Common Stock, including 525,000 shares subject to an over-allotment option, and the proposed issuance and sale of the New Shares under the above-referenced registration statement.

     We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have relied on the factual representations contained in the Officer's Certificate of the Company of even date herewith (the "Officer's Certificate"), as executed by Glen C. Warren, Jr., Chief Financial Officer and Executive Vice President of the Company.

     Based on such examination and on the Officer's Certificate, and subject to the completion of all conditions to closing provided under the relevant underwriting agreement and to such other limitations hereinabove provided, we are of the opinion that the Company: (i) had the full power and authority under the laws of the state of Nevada, and under its Articles of Incorporation and Bylaws, to issue the Selling Stockholder Shares and that such Selling Stockholder
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Securities and Exchange Commission
October 14, 1999
Page 2

Shares are validly authorized, legally issued, fully paid and nonassessable; and
(ii) has the full power and authority under the laws of the state of Nevada, and under its Articles of Incorporation and Bylaws, to issue the New Shares and that such New Shares are validly authorized shares of Common Stock, and when issued, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of the foregoing opinion as an Exhibit to the above-referenced registration statement filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to the use of our name in such registration statement and in the related Prospectus under the heading "Legal Matters."


                                        Sincerely,
                                        /s/ Kummer Kaempfer Bonner & Renshaw
                                        KUMMER KAEMPFER BONNER & RENSHAW